EXHIBIT 6

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 1/2/25 to 1/16/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
12/31/2024	Sell	34,937	12.12
1/2/2025	Sell	59,946	12.08
1/3/2025	Sell	41,180	12.11
1/6/2025	Sell	32,422	12.21
1/7/2025	Sell	12,348	12.11
1/8/2025	Sell	30,888	12.01
1/10/2025	Sell	13,553	11.90
1/13/2025	Sell	25,023	11.88
1/14/2025	Sell	34,099	11.98
1/15/2025	Sell	29,872	12.10
1/16/2025	Sell	20,650	12.15